Independent Auditors' Consent

The Board of Directors
Hantro Products Oy:

We consent the use of our report dated June 20, 2007, with respect to the consolidated balance sheets of Hantro Products Oy and its subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of operations and cash flows for each of the years in the three-year period ended December 31, 2006 included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Helsinki, Finland

August 30, 2007

KPMG Oy Ab

/s/ Virpi Halonen
Virpi Halonen
Authorized Public Accountant